AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ZAPNAPS, INC., A NEVADA CORPORATION

AND

FUSIONTECH, INC., A NEVADA CORPORATION

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into this 28th day of October, 2010 by and between ZapNaps Inc., a Nevada corporation (the "Parent Corporation"), with its principal executive offices located at No. 8 Mingshui Road, Changchun, Jilin Province, China, China 130000, and FusionTech, Inc., a Nevada corporation (the "Subsidiary Corporation"), with its registered agent’s office located at 2360 Corporate Circle, Suite 400, Henderson, NV.  In consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Background. Parent Corporation holds all of the issued and outstanding shares of stock of Subsidiary Corporation. The parties have deemed it advisable and in the best interests of each party and their respective shareholders to merge the Subsidiary Corporation with and into the Parent Corporation (the “Merger”) as authorized by the laws of the State of Nevada.

2.           Merger; Effectiveness. The Subsidiary Corporation shall be merged with and into the Parent Corporation pursuant to the applicable provisions of Chapters 78 and Section 92A.180.1 of the Nevada Revised Statutes, as amended, and in accordance with the terms of this Agreement. Upon execution by the Parent Corporation and Subsidiary Corporation of Articles of Merger incorporating this Agreement by reference and the filing of the Articles of Merger with the Secretary of State of Nevada, the Merger shall become effective (the "Effective Time of the Merger") with the Parent Corporation being the surviving company of the Merger (the “Surviving Company”).

3.           Conversion of Shares. At the Effective time of the Merger, by virtue of the Merger, every share of the common stock of the Subsidiary Corporation shall be retired and the certificates shall be deemed cancelled.

4.           Governing Documents, Bylaws, Board of Directors. The Articles of Incorporation of the Parent Corporation in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Company, provided, however, that the Certificate of Merger filed with the Secretary of State of the State of Nevada shall provide that the Articles of Incorporation shall be amended to change the name of the Parent Corporation to FusionTech, Inc.  The Bylaws of the Parent Corporation in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Company. The Board of Directors of the Parent Corporation shall be the Board of Directors of the Surviving Company.

5.           Waiver. Pursuant to NRS 92A.180, as amended, the Parent Corporation, the sole stockholder of the Subsidiary Corporation, waives the requirement that a copy of the plan of merger be mailed at least 30 days before filing the articles of merger.

6.           Termination. This Agreement may be terminated for any reason at any time before the filing of Articles of Merger with the Secretary of State of the State of Nevada (whether before or after approval by the shareholders of the Subsidiary Corporation and the Parent Corporation, or either of them) by resolution of the Board of Directors of the Parent Corporation.

7.           Amendment. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of each of the parties.

9.           Governing Law. This Agreement and all matters relating to this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

10.           Counterpart and Facsimile Signatures. This Agreement may be signed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document. Signatures transmitted by facsimile shall be deemed valid execution of this Agreement binding on the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.

[Signature Page Follows]

ZAPNAPS, INC.		FUSIONTECH, INC.

By:	/s/ David Lu	By:	/s/ David Lu
Name: David Lu		Name: David Lu
Title: President		Title: President